NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 28, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 15, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Grubhub Inc. and Just Eat Takeaway.com N.V. became effective on June 15, 2021. Each share of GrubHub Inc. Common Stock was converted into the right to receive an amount of newly issued American Depositary Shares of Just Eat Takeaway.com N.V. (each, a "New Just Eat Takeaway.com ADS") representing 0.6710 Just Eat Takeaway.com N.V. Shares. Note, each New Just Eat Takeaway.com ADS represents one-fifth of one Just Eat Takeaway.com N.V. Share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 15, 2021.